Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116

News Release

March 22, 2006

YRC Worldwide Updates Earnings Guidance

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today announced that it expects first quarter 2006 earnings per share (“EPS”) to be in the range of $0.65 to $0.70. The company’s previous guidance was $1.00 to $1.05 per share for the quarter. Full year 2006 EPS guidance will be updated when the company announces first quarter results in late April.

“Although our business levels remain ahead of last year, overall volumes for the quarter are projected to come in below our expectations across all of our asset-based business units,” stated Bill Zollars, Chairman, President and CEO of YRC Worldwide. “In addition to general competitive pressure, some of our large retail customers have made significant inventory adjustments in the quarter, which have impacted our business levels.”

Cost overruns in several areas at Yellow Transportation are also negatively impacting the company’s results. The change of operations at Roadway Express is going as planned and is not a contributor to the earnings update.

“Our view on the economy for 2006 has not changed, particularly based on apparent strength in the manufacturing sector. We are taking steps to adjust our cost base as necessary and address specific customer situations,” stated Zollars.

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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (without limitation), inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from acquisitions, the company’s ability to improve productivity results at its Roadway Express subsidiary and its resulting effects on efficiencies, service and yield, a downturn in general or regional economic activity, changes in equity and debt markets, effects of a terrorist attack, and labor relations, including (without limitation), the impact of work rules, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway Express, Reimer Express, Meridian IQ, USF Holland, USF Reddaway, USF Bestway, USF Glen Moore and New Penn Motor Express. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 70,000 people.

Investor Contact:	Phil J. Gaines	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	phil.gaines@yrcw.com		sdawson@lakpr.com